Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this 1st day of June, 2022, between ARE‑SEATTLE NO. 39, LLC, a Delaware limited liability company (“Landlord”), and SANA BIOTECHNOLOGY, INC., a Delaware corporation (“Tenant”).

Building:	3555 Monte Villa Parkway, Bothell, Washington
Premises:	The entire Building, containing approximately 79,565 rentable square feet, as determined by Landlord, as shown on Exhibit A.
Project:	The real property on which the Building in which the Premises are located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.
Base Rent:	$[***] per rentable square foot of the Premises per year.

Rentable Area of Premises: 79,565 sq. ft.

Rentable Area of Project:  [***] sq. ft.

Tenant’s Share of Operating Expenses of Building:  100%

Building’s Share of Operating Expenses of Project:  [***]%

Security Deposit:  $[***]

Target Commencement Date:  January 1, 2023

Rent Adjustment Percentage:  3.0%

Base Term:

Beginning on the Commencement Date and ending 180 months from the first day of the first full month following the Rent Commencement Date.  For clarity, if the Rent Commencement Date occurs on the first day of a month, the expiration of the Base Term shall be measured from that date.  If the Rent Commencement Date occurs on a day other than the first day of a month, the expiration of the Base Term shall be measured from the first day of the following month.

Permitted Use:

Research and development laboratory, general light manufacturing, office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment:Landlord’s Notice Address:

Alexandria Real Estate Equities, Inc.385 E. Colorado Boulevard, Suite 299

Lockbox 234078Pasadena, CA 91101

Chicago, IL 60689-4002Attention: Corporate Secretary

Tenant’s Notice AddressTenant’s Notice Address
(Prior to Commencement Date):(After the Commencement Date):

1818 Fairview Avenue East3555 Monte Villa Parkway

Seattle, Washington 98102Bothell, Washington 98021-8982

Attention:  Lease AdministratorAttention: Lease Administrator

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The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[X] EXHIBIT A - PREMISES DESCRIPTION	[X] EXHIBIT B - DESCRIPTION OF PROJECT
[X] EXHIBIT C - WORK LETTER	[X] EXHIBIT D - COMMENCEMENT DATE
[X] EXHIBIT E - RULES AND REGULATIONS	[X] EXHIBIT F - TENANT’S PERSONAL PROPERTY

1.Lease of Premises.  Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord.  The portions of the Project which are for the non-exclusive use of tenants of the Project, are collectively referred to herein as the “Common Areas.”  Tenant shall have the non-exclusive right during the Term to use the Common Areas along with others having the right to use the Common Areas, including any outdoor seating areas and other common area amenities (“Common Area Amenities”) located at the Project, if any.  Landlord reserves the right to modify Common Areas, provided that such modifications do not materially adversely affect Tenant’s use of the Premises for the Permitted Use.  From and after the Commencement Date through the expiration of the Term, Tenant shall have access to the Building and the Premises 24 hours a day, 7 days a week, except in the case of emergencies, as the result of Legal Requirements, the performance by Landlord of any installation, maintenance or repairs, or any other temporary interruptions, and otherwise subject to the terms of this Lease.

2.Delivery; Acceptance of Premises; Commencement Date.  Landlord shall use reasonable efforts to deliver the Premises for Tenant’s construction of the Tenant Improvements pursuant to the Work Letter with Landlord’s Work in Building Shell Substantially Complete condition on or before the Target Commencement Date. If Landlord fails to timely deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein.  As used herein, the terms “Tenant Improvements,” “Landlord’s Work” and “Building Shell Substantially Complete” shall have the meanings set forth for such terms in the Work Letter.

The “Commencement Date” shall be the date that Landlord delivers the Premises to Tenant vacant, in broom clean condition with Landlord’s Work in Building Shell Substantially Complete condition.  The “Rent Commencement Date” shall be the date that is 12 months after the Commencement Date.  Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the Rent Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.  The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease and the Extension Terms which Tenant may elect pursuant to Section 39 hereof.

Except as set forth in the Work Letter or as otherwise expressly set forth in this Lease:  (i) Tenant shall accept the Premises in their condition as of the Commencement Date; (ii) Landlord shall have no obligation for any defects in the Premises; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken.  At the written request of Tenant, Landlord and/or Landlord’s agent shall accompany Tenant and Tenant’s agents on an inspection of the Premises within [***] business days after delivery of the Premises to Tenant, during which inspection the parties shall prepare a punch list memorializing any aspects of Landlord’s Work that are not complete as of the Commencement Date.  Notwithstanding the foregoing, while Landlord is authorized to deliver the Premises to Tenant in Building Shell Substantially Complete condition, Landlord covenants to complete any aspect of Landlord’s Work that is not fully complete and/or any mutually agreed punch list work, with reasonable diligence after the Commencement Date, and Tenant’s acceptance of the Premises shall not waive said requirement.   Any entry into and access to the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent and Operating Expenses.

For the period of [***] consecutive days after the Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems (as defined in Section 14), unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

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Tenant agrees and acknowledges that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use.  This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein.  Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3.Rent.

(a)Base Rent.  Base Rent for the month in which the Rent Commencement Date occurs shall be due and payable on or before the date that is [***] days after the mutual execution of this Lease by Landlord and Tenant.  Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, equal monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof, after the Rent Commencement Date, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or via federally insured wire transfer (including ACH) pursuant to the wire instructions provided by Landlord, or to such other person or at such other place as Landlord may from time to time designate in writing.  Payments of Base Rent for any fractional calendar month shall be prorated.  The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations.  Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

(b)Additional Rent.  In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”):  (i) commencing on the earlier of (x) the Rent Commencement Date, or (y) the date that Tenant commences operating its business in all or any portion of the Premises (either, the “OPEX Commencement Date”), Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

4.Base Rent Adjustments.

(a)Annual Adjustments.  Base Rent shall be increased on each annual anniversary of the Rent Commencement Date (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date.  Base Rent, as so adjusted, shall thereafter be due as provided herein.  Base Rent adjustments for any fractional calendar month shall be prorated.

(b)Additional TI Allowance.  In addition to the Tenant Improvement Allowance (as defined in the Work Letter), Landlord shall, subject to the terms of the Work Letter, make available to Tenant the Additional Tenant Improvement Allowance (as defined in the Work Letter).  Commencing on the Rent Commencement Date and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize the portion of the Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of [***]% per annum over the Base Term, which interest shall begin to accrue on the date that Landlord first disburses such Additional Tenant Improvement Allowance or any portion(s) thereof (“TI Rent”).  Any TI Rent remaining unpaid as of the expiration or earlier termination of this Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease.

5.Operating Expense Payments.  Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be

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revised by Landlord from time to time during such calendar year.  Commencing on the OPEX Commencement Date and continuing thereafter on the first day of each month during the Term, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate.  Payments for any fractional calendar month shall be prorated.

The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Building (including the Building’s Share of all costs and expenses of any kind or description incurred or accrued by Landlord with respect to the Project that are not specific to the Building) including, without duplication, (i) Taxes (as defined in Section 9), (ii) the cost of upgrades to the Project or enhanced services provided at the Project which are intended to encourage social distancing, promote and protect health and physical well-being and/or intended to limit the spread of communicable disease and/or virus of any kind or nature that is rapidly increasing in incidence or geographic range in the United States, is not preventable and being controlled by vaccine, and carries with it health risks (and the likelihood of suffering such health risks) to the general public worse that the seasonal flu (collectively, “Infectious Conditions”), (iii) capital repairs, improvements and replacements amortized over the lesser of [***] years or the useful life of such capital items (except for capital repairs, replacements and improvements to the roof, which shall be amortized over [***] years), adjusted to reflect Building operations 24 hours per day, 7 days per week and 365 days per year (provided that those Operating Expenses incurred or accrued by Landlord with respect to any capital repairs, replacements or improvements which are for the intended purpose of promoting sustainability (for example, without limitation, by reducing energy usage at the Project) (a “Capital Sustainability Expenditure”) may be amortized over a shorter period, at Landlord’s discretion, to the extent the cost of a Capital Sustainability Expenditure is offset by a reduction in Operating Expenses), (iv) the cost (including, without limitation, any subsidies which Landlord may provide in connection with the Common Area Amenities) of the Common Area Amenities now or hereafter located at the Project, which may include (as determined by Landlord in Landlord’s sole and absolute discretion), (v) transportation services (including costs associated with Landlord’s operation of or participation in a shuttle service), and (vi) and the costs of Landlord’s third party property manager or, if there is no third party property manager, administration rent in the amount of [***]% of Base Rent, excluding only:

(a)the original construction costs of the Project and renovation prior to the date of the Lease and costs of correcting defects in such original construction or renovation;

(b)capital expenditures for expansion of the Project;

(c)interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project;

(d)depreciation of the Project (except for capital improvements, the cost of which are includable in Operating Expenses);

(e)advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(f)legal and other expenses incurred in the negotiation or enforcement of leases;

(g)completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(h)costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

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(i)salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project;

(j)general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(k)costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building or Project;

(l)costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

(m)penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(n)overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(o)costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(p)costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(q)costs incurred in the sale or refinancing of the Project;

(r)net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(s)any costs incurred to remove, study, test or remediate Hazardous Materials in or about the Building or the Project for which Tenant is not responsible under this Lease;

(t)any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by insurance policies required to be maintained by Landlord in accordance with Section 17;

(u)reserves (other than de minimus amounts);

(v)costs arising from the gross negligence or willful misconduct of Landlord; and

(w)any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project.

Within [***] days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable

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detail:  (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year.  If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within [***] days after delivery of such Annual Statement to Tenant.  If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within [***] days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.  Landlord’s and Tenant’s obligations to pay any overpayments or deficiencies due pursuant to this paragraph shall survive the expiration or earlier termination of this Lease.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within [***] days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor.  If, during such [***] day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”).  If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have a regionally or nationally recognized independent public accounting firm selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed), working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense), audit and/or review the Expense Information for the year in question (the “Independent Review”).  The results of any such Independent Review shall be binding on Landlord and Tenant.  If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within [***]days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.  If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within [***] days after delivery of such statement.  If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than [***]% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review.  Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated.

“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as “Tenant’s Share of Operating Expenses of Building”.  “Building’s Share” shall be the percentage set forth on the first page of this Lease as “Building’s Share of Operating Expenses of Project”.  If Landlord has a reasonable basis for doing so, Landlord may equitably increase Building’s Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Building or only a portion of the Project that includes the Building or that varies with occupancy or use.  Base Rent, Tenant’s Share of Operating Expenses of Building and Building’s Share of Operating Expenses of Project and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

6.Intentionally Omitted.  Tenant shall deposit with Landlord, on or before the date that is [***] days after the mutual execution of this Lease by Landlord and Tenant, a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth on page 1 of this Lease, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”):  (i) in form and substance reasonably satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the State of Washington.  If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least [***] days before the stated expiration date of any then current Letter of Credit,

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Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit.  The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease.  The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default.  Upon each occurrence of a Default (as defined in Section 20), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, future rent damages, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law.  Landlord’s right to use the Security Deposit under this Section 6 includes the right to use the Security Deposit to pay future rent damages following the termination of this Lease pursuant to Section 21(c) below.  Upon any use of all or any portion of the Security Deposit, Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to the amount set forth on Page 1 of this Lease.  Tenant hereby waives the provisions of any law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.  Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings.  If Tenant shall fully perform every provision of this Lease to be performed by Tenant, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within [***] days after the expiration or earlier termination of this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein.  Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee.  Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

7.Use.  The Premises shall be used solely for the Permitted Use set forth in the basic lease provisions on page 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises and the Project, and Tenant’s use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”).  Tenant shall, upon [***] days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement.  Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits.  Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement.  Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises.  Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose.  Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project.  Tenant shall not place any machinery or equipment which would overload the floor in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators without the prior written consent of Landlord.  Except as may be provided under the Work Letter, Tenant shall not,

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without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use.

Landlord shall be responsible for the compliance of the Common Areas of the Project with Legal Requirements as of the Commencement Date.  Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located) and at Tenant’s expense (to the extent such Legal Requirement is triggered by reason of Tenant’s, as compared to other tenants of the Project, specific use of the Premises, the Tenant Improvements or Tenant’s Alterations) make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements.  Except as provided in the 2 immediately preceding sentences, Tenant, at its sole expense, shall make any alterations or modifications to the interior of the Premises that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to the Tenant Improvements, Tenant’s Alterations, or Tenant’s specific use or occupancy of the Premises.  Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Tenant’s failure to comply with Legal Requirements related to Tenant Improvements, Tenant’s Alterations, or Tenant’s specific use or occupancy of the Premises, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with Tenant’s breach of said obligation.

Tenant acknowledges that Landlord may, but shall not be obligated to, seek to obtain Leadership in Energy and Environmental Design (LEED), WELL Building Standard, or other similar “green” certification with respect to the Project and/or the Premises, and Tenant agrees to reasonably cooperate with Landlord, and to provide such information and/or documentation as Landlord may reasonably request, in connection therewith.

8.Holding Over.  If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount agreed upon in writing by Landlord and Tenant, and (iv) all other payments shall continue under the terms of this Lease.  If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to [***]% of Rent in effect during the last [***]days of the Term, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages; provided, however, that if Tenant delivers a written inquiry to Landlord within [***] days prior to the expiration or earlier termination of the Term, Landlord will notify Tenant whether the potential exists for consequential damages.  No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises.  Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9.Taxes.  Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes:  (i) imposed on or

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measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project.  Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes.  Taxes shall not include any net income taxes imposed on Landlord except to the extent such net income taxes are in substitution for any Taxes payable hereunder.  If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require.  Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant.  If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes.  Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error.  The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

10.Parking.  Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the right to use, at no additional cost during the Base Term, Tenant’s pro rata share of parking spaces (which, as of the OPEX Commencement Date, is equal to [***] parking spaces per 1,000 rentable square feet of the Premises) in accordance with the rentable area of the Premises and the rentable areas of the Project occupied by other tenants, which shall be located in the parking areas serving the Project designated for non-reserved parking, subject in each case to Landlord’s rules and regulations.  Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project.

11.Utilities, Services.  Landlord shall provide, subject to the terms of this Section 11, water, electricity, heat, light, power, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services), and, with respect to the Common Areas, refuse and trash collection and janitorial services (collectively, “Utilities”).  Landlord shall pay, as Operating Expenses or subject to Tenant’s reimbursement obligation, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon.  Landlord may cause, at Tenant’s expense, any Utilities to be separately metered or charged directly to Tenant by the provider.  Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term.  Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord.  No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or, except as expressly provided in the immediately following paragraph, the abatement of Rent.  Tenant shall retain third parties reasonably acceptable to Landlord to provide janitorial services and trash collection services to the Premises and Tenant shall pay such third parties directly for such janitorial and trash collection services.

Notwithstanding anything to the contrary set forth herein, if (i) a stoppage of an Essential Service (as defined below) to the Premises shall occur and such stoppage is due solely to the gross negligence or willful misconduct of Landlord and not due in any part to any act or omission on the part of Tenant or any Tenant Party or any matter beyond Landlord’s reasonable control (any such stoppage of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than [***] consecutive business days after Landlord shall have received written notice

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thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then, to the extent that such Service Interruption is covered by rental interruption insurance carried by Landlord pursuant to this Lease, there shall be an abatement of one day’s Base Rent for each day during which such Service Interruption continues after such [***] business day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises.  The rights granted to Tenant under this paragraph shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services.  For purposes hereof, the term “Essential Service” shall mean the following services:  HVAC service, water, sewer and electricity, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease.  The provisions of this paragraph shall only apply as long as the original Tenant is the tenant occupying the Premises under this Lease and shall not apply to any assignee or sublessee, except pursuant to a Permitted Assignment.

Notwithstanding anything to the contrary contained herein, Tenant shall have the right to install, as part of the Tenant Improvements, one emergency generator, and related screening of a design and type reasonably acceptable to Landlord (the “Dedicated Emergency Generator”) in a portion of Project reasonably acceptable to Landlord (“Generator Area”).  Commencing on the date such Dedicated Emergency Generator is installed, Tenant shall have all of the obligations under this Lease with respect to the Generator Area as though the Generator Area were part of the Premises including, without limitation, the delivery of a Decommissioning and HazMat Closure Plan (as defined in Section 28) with respect to the Generator Area pursuant to Section 28, except that Tenant shall not be required to pay Base Rent with respect to the Generator Area.  The number of parking spaces available to Tenant under this Lease may be reduced by the number of parking spaces impacted by the Generator Area, if any.  Tenant shall retain ownership of and remove the Dedicated Emergency Generator at the expiration or earlier termination of this Lease.  At the expiration or earlier termination of this Lease, Tenant shall restore the Generator Area to substantially its condition prior to the installation of the Dedicated Emergency Generator and shall otherwise surrender the Generator Area free of any debris and trash and free of any Hazardous Materials.  Landlord shall have no obligation to make any repairs or improvements to the Dedicated Emergency Generator or the Generator Area and Tenant shall maintain the Dedicated Emergency Generator and the Generator Area, at Tenant’s sole cost and expense, in good repair and condition during the Term.

Notwithstanding anything to the contrary contained herein, Tenant shall have the right to install one enclosed maintenance yard in a location within the Project designated by Landlord (“Maintenance Yard Area”).  Tenant shall have the right to install, at Tenant’s cost, (i) mechanical equipment serving the Premises, as reasonably approved by Landlord (“Tenant’s Mechanical Equipment”), (ii) the related infrastructure required in connection with the installation within the Maintenance Yard Area by Tenant of Tenant’s Mechanical Equipment, as reasonably approved by Landlord, and (iii) if required by Landlord, related screening of a design and type reasonably acceptable to Landlord.  Commencing on the date Tenant commences installation of the Maintenance Yard Area, Tenant shall have all of the obligations under this Lease with respect to the Maintenance Yard Area as though the Maintenance Yard Area were part of the Premises including, without limitation, the delivery of a Decommissioning and HazMat Closure Plan (as defined in Section 28) with respect to the Maintenance Yard Area pursuant to Section 28, except that Tenant shall not be required to pay Base Rent with respect to the Maintenance Yard Area.  The number of parking spaces available to Tenant under this Lease may be reduced by the number of parking spaces impacted by the Maintenance Yard Area, if any.  Tenant shall retain ownership of and remove the equipment and improvements within the Maintenance Yard at the expiration or earlier termination of this Lease.  At the expiration or earlier termination of this Lease, Tenant shall remove all of Tenant’s Mechanical Equipment from the Maintenance Yard Area and restore the Maintenance Yard Area to substantially its condition prior to the installation of the Maintenance Yard and shall otherwise surrender the Maintenance Yard Area free of any debris and trash and free of any Hazardous Materials.  Landlord shall have no obligation to make any repairs or improvements to the Maintenance Yard or the Maintenance Yard Area and Tenant shall

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maintain the Maintenance Yard and the Maintenance Yard Area, at Tenant’s sole cost and expense, in good repair and condition during the Term.

Tenant agrees to provide Landlord with access to Tenant’s water and energy usage data on a monthly basis, either by providing Tenant’s applicable utility login credentials to Landlord’s designated online portal, or by another delivery method reasonably agreed to by Landlord and Tenant.  The costs and expenses incurred by Landlord in connection with receiving and analyzing such water and energy usage data (including, without limitation, as may be required pursuant to applicable Legal Requirements) shall be included as part of Operating Expenses.

12.Alterations and Tenant’s Property.  Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant (other than the Tenant Improvements which shall be constructed pursuant to the Work Letter and shall not constitute Alterations pursuant to this Section 12), including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture, fixtures and equipment and customary office décor (i.e., white boards) (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the Building structure or Shared Building Systems (as defined in Section 13) and shall not be otherwise unreasonably withheld.  Tenant may construct nonstructural, cosmetic Alterations in the Premises without Landlord’s prior approval if the aggregate cost of all such work in any [***] month period does not exceed $[***] (a “Notice-Only Alteration”), provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and such notice shall be accompanied by plans, specifications, work contracts and such other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than [***] business days in advance of any proposed construction.  If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s sole and absolute discretion.  Any request for approval shall be in writing, delivered not less than [***] business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials.  Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements.  Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations.  Other than in connection with the Tenant Improvements, Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to 5% of all charges incurred by Tenant or its contractors or agents in connection with any Alteration to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision.  Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law.  Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

Tenant shall furnish evidence of cash on hand and available for payment of Tenant’s Alterations in an amount of not less than [***]% of the cost of the applicable Alteration, or make other arrangements reasonably satisfactory to Landlord to assure payment for the completion of all Alterations work free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction.  Upon completion of any Alterations, Tenant shall deliver to Landlord:  (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration.

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Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof.  Notwithstanding the foregoing, Landlord may, at the time its approval of any such Installation is requested or at the time it receives notice of a Notice-Only Alteration, notify Tenant that Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence.  Upon the expiration or earlier termination of the Term, Tenant shall remove (i) all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building, (ii) any Installations for which Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (iii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes.  During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.  If Landlord is requested by Tenant or any lender, lessor or other person or entity claiming an interest in any of Tenant’s Property to waive any lien Landlord may have against any of Tenant’s Property, and Landlord consents to such waiver, then Landlord shall be entitled to be paid as administrative rent a fee of $[***] per occurrence for its time and effort in preparing and negotiating such a waiver of lien.

For purposes of this Lease, (x) “Removable Installations” means any items listed on Exhibit F attached hereto and any items agreed by Landlord in writing to be included on Exhibit F in the future, (y) “Tenant’s Property” means Removable Installations and, other than Installations, any personal property or equipment of Tenant that may be removed without material damage to the Premises, and (z) “Installations” means all property of any kind paid for with the TI Fund, all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch.

Notwithstanding anything to the contrary contained in this Lease, (1) the Tenant Improvements shall in all regards be governed by the Work Letter attached hereto as Exhibit C and shall not be deemed Alterations, and (2) Tenant shall not be required to remove the Tenant Improvements at the expiration or earlier termination of the Term, nor shall Tenant have the right to remove the Tenant Improvements at any time.

13.Landlord’s Repairs.  Landlord, as an Operating Expense, shall maintain all of the structural, exterior, parking and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project (“Shared Building Systems”) in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant, or by any of Tenant’s assignees, sublessees, licensees, agents, servants, employees, invitees and contractors (or any of Tenant’s assignees, sublessees and/or licensees respective agents, servants, employees, invitees and contractors) (collectively, “Tenant Parties”) excluded.  For the avoidance of doubt, Landlord shall not have any obligation to repair, maintain or replace any Exclusive Building Systems.  Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense.  Landlord reserves the right to stop Shared Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed.  Landlord shall have no responsibility or liability for failure to supply Shared Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant [***] business days’ advance notice of any planned stoppage of Shared Building Systems for routine maintenance, repairs, alterations or improvements.  Landlord shall

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endeavor to minimize interference with Tenant’s operations in the Premises in connection with such planned temporary stoppages of Shared Building Systems.  Tenant shall promptly give Landlord written notice of any repair of which Tenant becomes aware required by Landlord pursuant to this Section, after which Landlord shall make a commercially reasonable effort to effect such repair.  Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance.  Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein.  Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14.Tenant’s Repairs.  Subject to Section 13 and Section 18 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and building systems serving the Premises exclusively (“Exclusive Buildings Systems”).  Shared Building Systems and Exclusive Building Systems may be referred to in this Lease collectively as “Building Systems”.  Such repair and replacement may include capital expenditures and repairs whose benefit may extend beyond the Term.  Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure.  If Tenant fails to commence cure of such failure within [***] days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within [***] days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant.  Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

15.Mechanic’s Liens.  Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within [***] business days after Tenant receives notice of the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant.  Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent.  If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises.  In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16.Indemnification.  Tenant hereby indemnifies and agrees to defend, save and hold Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease signators (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises or the Project arising directly or indirectly out of use or occupancy of the Premises or the Project by Tenant or any Tenant Party  (including, without limitation, any act, omission or neglect by Tenant or any Tenant’s Parties in or about the Premises or at the Project) or the breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or negligence of Landlord Indemnified Parties.  Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises).  Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records).  Landlord Indemnified Parties shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party or Tenant Parties.

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17.Insurance.  Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project.  Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $[***] for bodily injury and property damage with respect to the Project.  Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project.  All such insurance shall be included as part of the Operating Expenses.  The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations).  Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises.

Tenant, at its sole cost and expense, shall maintain during the Term:  all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with employers liability limits of $[***] bodily injury by accident – each accident, $[***] bodily injury by disease – policy limit, and $[***] bodily injury by disease – each employee; and commercial general liability insurance, with a minimum limit of not less than $[***] per occurrence for bodily injury and property damage with respect to the Premises.  The commercial general liability insurance maintained by Tenant shall name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease signators (collectively, “Landlord Insured Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; not contain a hostile fire exclusion; contain a contractual liability endorsement; and provide primary coverage to Landlord Insured Parties (any policy issued to Landlord Insured Parties providing duplicate or similar coverage shall be deemed excess over Tenant’s policies, regardless of limits). Tenant shall (i) provide Landlord with [***] days advance written notice of cancellation of such commercial general liability policy, and (ii) request Tenant’s insurer to endeavor to provide [***] days advance written notice to Landlord of cancellation of such commercial general liability policy.  Certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured shall be delivered to Landlord by Tenant (i) concurrent with Tenant’s delivery to Landlord of a copy of this Lease executed by Tenant, and (ii) prior to each renewal of said insurance.  Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy.  Tenant shall, at least [***] days prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to:  (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against.  Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage.  The failure of a party to insure its property shall not void this waiver.  Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby

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sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever.  If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

With reasonable advance notice, Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project; provided, however, that the increased amount of coverage is consistent with coverage amounts then being required by institutional owners of similar projects with tenants occupying similar size premises in the geographical area in which the Project is located.

18.Restoration.  If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within [***] days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”).  If the Restoration Period is estimated to exceed [***] months (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is [***] days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within [***] business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period.  Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within [***] business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is [***] days after the later of:  (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events or to obtain Hazardous Material Clearances, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease.  Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease upon written notice to the other if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than [***] months to repair such damage; provided, however, that such notice is delivered within [***] business days after the date that Landlord provides Tenant with written notice of the estimated Restoration Period.  Notwithstanding anything to the contrary contained herein, Landlord shall also have the right to terminate this Lease if insurance proceeds are not available for such restoration.  Rent shall be abated from the date all required Hazardous Material Clearances are obtained until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business.  In the event that no Hazardous Material Clearances are required to be obtained by Tenant with respect to the Premises, rent abatement shall commence on the date of discovery of the damage or destruction.  Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

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The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19.Condemnation.  If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment, either prevent or materially interfere with Tenant’s use of the Premises or materially interfere with or impair Landlord’s ownership or operation of the Project, then upon written notice by Landlord this Lease shall terminate and Rent shall be apportioned as of said date.  If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances.  Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award.  Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant.  Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

20.Events of Default.  Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a)Payment Defaults.  Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within [***] business days of any such notice not more than twice in any [***] month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(b)Insurance.  Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least [***] days before the expiration of the current coverage.

(c)Abandonment.  Tenant shall abandon the Premises (other than as the result of a casualty governed by Section 18 or a Taking governed by Section 19); provided, however, that Tenant shall not be deemed to have abandoned the Premises if Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, (i) Tenant completes Tenant’s obligations under the Decommissioning and HazMat Closure Plan in compliance with Section 28, (ii) Tenant has obtained the release of the Premises of all Hazardous Materials Clearances and the Premises are free from any residual impact from the Tenant HazMat Operations and provides reasonably detailed documentation to Landlord confirming such matters, (iii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iv) Tenant continues during the balance of the Term to satisfy and perform all of Tenant’s obligations under this Lease as they come due.

(d)Improper Transfer.  Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within [***] days of the action.

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(e)Liens.  Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within [***] business days after Tenant receives notice that any such lien is filed against the Premises.

(f)Insolvency Events.  Tenant or any guarantor or surety of Tenant’s obligations hereunder shall:  (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within [***] days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g)Estoppel Certificate or Subordination Agreement.  Tenant fails to execute any document required from Tenant under Sections 23 or 27 within [***] business days after a second notice requesting such document.

(h)Financial Information.  Tenant fails to provide any financial information required to be delivered by Tenant to Landlord pursuant to Section_41(c) following written request from Landlord, within [***] days after a second notice requesting such financial information.

(i)Other Defaults.  Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of [***] days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(i) hereof shall:  (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(i) is such that it cannot be cured by the payment of money and reasonably requires more than [***] days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said [***] day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than [***] days from the date of Landlord’s notice.

21.Landlord’s Remedies.

(a)Payment By Landlord; Interest.  Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act.  All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to [***]% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent.  Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b)Late Payment Rent.  Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain.  Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises.  Therefore, if any installment of Rent due from Tenant is not received by Landlord within [***] days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to [***]% of the overdue Rent as a late charge.  Notwithstanding the foregoing, before assessing a late charge the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the right if Tenant pays such delinquency within [***] days thereafter. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by

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Tenant.  In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the [***] day after the date due until paid.

(c)Remedies.  Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i)Terminate this Lease, or at Landlord’s option, Tenant’s right to possession only, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor;

(ii)Upon any termination of this Lease, whether pursuant to the foregoing Section 21(c)(i) or otherwise, Landlord may recover from Tenant the following:

(A)The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(B)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C)The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(E)At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 21(c)(ii)(A) and (B), above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate.  As used in Section 21(c)(ii)(C) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus [***]%.

(iii)Landlord may continue this Lease in effect after Tenant’s Default and recover rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet or assign hereunder, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

(iv)Whether or not Landlord elects to terminate this Lease following a Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or

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other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements.  Upon Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

(v)Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d) hereof, at Tenant’s expense.

(d)Effect of Exercise.  Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement of Landlord and Tenant.  Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default.  A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord.  To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter, re-take or otherwise obtain possession of the Premises as provided in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge.  Any reletting of the Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine.  Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of Tenant’s Default.

22.Assignment and Subletting.

(a)General Prohibition.  Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect.  If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 50% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22.

(b)Permitted Transfers.  If, following the Rent Commencement Date, Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least [***] business days, but not more than [***] days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all

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material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent.  Landlord may, by giving written notice to Tenant within [***] business days after receipt of the Assignment Notice:  (i) grant such consent (provided that Landlord shall further have the right to review and approve or disapprove the proposed form of sublease prior to the effective date of any such subletting); or (ii) refuse such consent, in its reasonable discretion; or (iii) terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”).  Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances:  (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord; (3) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial such that they may (i) attract or cause negative publicity for or about the Building or the Project, (ii) negatively affect the reputation of the Building, the Project or Landlord, (iii) attract protestors to the Building or the Project, or (iv) lessen the attractiveness of the Building or the Project to any tenants or prospective tenants, purchasers or lenders; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the desired tenant-mix or the quality of other tenancies in the Project or is inconsistent with the type and quality of the nature of the Building; (6) Landlord has received from any prior landlord to the proposed assignee or subtenant a negative report concerning such prior landlord’s experience with the proposed assignee or subtenant; (7) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (8) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (9) the proposed assignee or subtenant, or any entity that, directly or indirectly, controls, is controlled by, or is under common control with the proposed assignee or subtenant, is then an occupant of the Project; (10) the proposed assignee or subtenant is an entity with whom Landlord is negotiating to lease space in the Project; or (11) the assignment or sublease is prohibited by Landlord’s lender.  If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within [***] business days after Landlord’s notice electing to exercise the Assignment Termination.  If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect.  If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice.  No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer.  Tenant shall pay to Landlord a fee equal to [***]Dollars ($[***]) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents.  Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that Tenant and any assignee or sublessee subject to a Control Permitted Assignment shall execute a consent to assignment or consent to sublease, as applicable, on Landlord’s standard commercially reasonable form.  In addition, Tenant shall have the right to assign this Lease, upon [***] days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the greater of the net worth (as determined in accordance with GAAP) of Tenant as of (A) the Commencement Date, or (B) as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) if the then-current Tenant is not the surviving entity, then on or before the effective date of the Corporate Permitted Assignment, (x) Tenant and the assignee shall execute a reasonable form of acknowledgment of assignment acceptable to Landlord pursuant to which, among other things, such assignee shall agree to assume all of the terms, covenants

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and conditions of this Lease, and (y) the assignee shall deliver a certificate of insurance to Landlord satisfying the Tenant’s insurance requirements under Section 17 (a “Corporate Permitted Assignment”).  Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.”

(c)Additional Conditions.  As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i)that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii)A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation:  permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks.  Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d)No Release of Tenant, Sharing of Excess Rents.  Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease.  If the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form, “Sublease/Assignment Rent”), exceeds the sum of the rental payable under this Lease (excluding however, any Rent payable under this Section) minus the actual and reasonable brokerage fees, legal costs and any design or construction fees (collectively, the “Sublease/Assignment Costs”) directly related to and required pursuant to the terms of any such sublease or assignment (“Excess Rents”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder [***]% of such Excess Rents within [***] days following receipt thereof by Tenant.  For the purpose of calculating Excess Rents, the Sublease Assignment Costs shall be calculated on a straight-lined basis over the term of the applicable sublease or assignment.  If Tenant shall assign this Lease or sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all Sublease/Assignment Rent, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such Sublease/Assignment Rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such Sublease/Assignment Rent.

(e)No Waiver.  The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease.  The acceptance of Rent hereunder, or the

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acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f)Prior Conduct of Proposed Transferee.  Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

23.Estoppel Certificate.  Tenant shall, within [***] business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be requested thereon.  Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part.  Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, constitute a Default under this Lease, and, in any event, shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24.Quiet Enjoyment.  So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25.Prorations.  All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26.Rules and Regulations.  Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project.  The current rules and regulations are attached hereto as Exhibit E.  Any new rules and regulations imposed by Landlord pursuant to this Section 26 shall not (i) materially adversely affect Tenant’s parking or Tenant’s access to or use of the Premises for the Permitted Use, and/or (ii) materially increase Tenant’s financial obligations to Landlord under this Lease in a manner not otherwise contemplated by the other provisions of this Lease.  If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control.  Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

27.Subordination.  This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such

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Mortgage.  Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder.  Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof.  Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder.  The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust.

Landlord agrees to use reasonable efforts to cause the Holder of any future Mortgage to enter into a subordination, non-disturbance and attornment agreement (“SNDA”) with Tenant with respect to this Lease.  The SNDA shall be on the form proscribed by the Holder and Tenant shall pay the Holder’s fees and costs in connection with obtaining such SNDA; provided, however, that Landlord shall request that Holder make any changes to the SNDA requested by Tenant.  Landlord’s failure to cause the Holder to enter into the SNDA with Tenant (or make any of the changes requested by Tenant) shall not be a default by Landlord under this Lease.

28.Surrender.  Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than Landlord or any Landlord’s employees, agents and contractors (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted.  At least [***] months prior to the surrender of the Premises or such earlier date as Tenant may elect to cease operations at the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Decommissioning and HazMat Closure Plan”).  Such Decommissioning and HazMat Closure Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant.  In connection with the review and approval of the Decommissioning and HazMat Closure Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request.  On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Decommissioning and HazMat Closure Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations.  Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of-pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Decommissioning and HazMat Closure Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $[***].  Landlord shall have the unrestricted right to deliver such Decommissioning and HazMat Closure Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Decommissioning and HazMat Closure Plan approved by Landlord, or if Tenant shall fail to complete the approved Decommissioning and HazMat Closure Plan, or if such Decommissioning and HazMat Closure Plan, whether or not approved by Landlord, shall fail to

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adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant.  If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key.  Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property.  All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29.Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

30.Environmental Requirements.

(a)Prohibition/Compliance/Indemnity.  Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party.  If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses which arise during or after the Term as a result of such contamination.  This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises.  Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Building, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Building, the Project or any adjacent property to the condition existing

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prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises, the Building or the Project.  Notwithstanding anything to the contrary contained in this Section 30, Tenant shall not be responsible for, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises which Tenant can prove to Landlord’s reasonable satisfaction existed in the Premises immediately prior to the Commencement Date, or (ii) the presence of any Hazardous Materials in the Premises which Tenant can prove to Landlord’s reasonable satisfaction migrated from outside of the Premises into the Premises, unless in either case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

(b)Business.  Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use.  Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements.  As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”).  Upon Landlord’s request, or any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with Tenant’s use or occupancy of the Premises, Tenant shall deliver to Landlord a copy of such Hazardous Materials List.  Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority:  permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Decommissioning and HazMat Closure Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in [***] months).  Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.  It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c)Tenant Representation and Warranty.  Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant or such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority).  If Landlord determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(d)Testing.  Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use.  Tenant shall be required to pay the cost of such annual test of the Premises if there is violation of this Section 30 or if contamination for which Tenant is responsible under this Section 30 is identified; provided, however,

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that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant.  In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises.  In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party.  If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests.  If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense).  Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement.  Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with all Environmental Requirements.  Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(e)Intentionally Omitted.

(f)Underground Tanks.  Tenant shall have no right to use or install any underground or other storage tanks at the Project.

(g)Tenant’s Obligations.  Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease.  During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Decommissioning and HazMat Closure Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(h)Definitions.  As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following:  the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder.  As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).  As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31.Tenant’s Remedies/Limitation of Liability.  Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within [***] days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of [***] days, then after such period of time as is reasonably necessary).  Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices.  All obligations of Landlord hereunder shall be construed

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as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

Notwithstanding the foregoing, if any claimed Landlord default hereunder will immediately, materially and adversely affect Tenant’s ability to conduct its business in the Premises (a “Material Landlord Default”), Tenant shall, as soon as reasonably possible, but in any event within [***] business days of obtaining knowledge of such claimed Material Landlord Default, give Landlord written notice of such claim which notice shall specifically state that a Material Landlord Default exists and telephonic notice to Tenant’s principal contact with Landlord.  Landlord shall then have [***] business days to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion.  If such claimed Material Landlord Default is not a default by Landlord hereunder, Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure in excess of the costs, if any, that Landlord would otherwise have been liable to pay hereunder.  If Landlord fails to commence cure of any claimed Material Landlord Default as provided above, Tenant may commence and prosecute such cure to completion provided that it does not affect any Shared Building Systems, the Building structure or Common Areas, and shall be entitled to recover the costs of such cure (but not any consequential or other damages) from Landlord by way of reimbursement from Landlord with no right to offset against Rent, to the extent of Landlord’s obligation to cure such claimed Material Landlord Default hereunder, subject to the limitations set forth in the immediately preceding sentence of this paragraph and the other provisions of this Lease.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter.  The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises.  Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32.Inspection and Access.  Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose.  Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last [***] months of the Term, to prospective tenants or for any other business purpose.  Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use.  At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions.  Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder.

33.Security.  Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises.  Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises.  Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project.  Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34.Force Majeure.  Except for the payment of Rent, neither Landlord nor Tenant shall be held responsible or liable for delays in the performance of its obligations hereunder when caused by, related to,

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or arising out of acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond their reasonable control (“Force Majeure”).

35.Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Newmark Knight Frank, who serves as Landlord’s broker.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Newmark Knight Frank, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.  Landlord shall be responsible for all commissions due to Newmark Knight Frank arising out of the execution of this Lease in accordance with the terms of a separate written agreement between Newmark Knight Frank, on the one hand, and Landlord, on the other hand.

36.Limitation on Landlord’s Liability.  NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY:  (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO:  TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS.  UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37.Severability.  If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby.  It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38.Signs; Exterior Appearance.  Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s reasonable discretion:  (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any

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signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises.  Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering.

Tenant shall also have the right to display, at Tenant’s cost and expense, a sign bearing Tenant’s name and/or logo on the Building in a location mutually approved by Landlord and Tenant (the “Building Sign”).  Notwithstanding the foregoing, Tenant acknowledges and agrees that Tenant’s Building Sign including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements.  Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of Tenant’s Building Sign, for the removal of Tenant’s Building Sign at the expiration or earlier termination of this Lease and for the repair all damage resulting from such removal.

39.Right to Extend Term.  Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a)Extension Rights.  Tenant shall have 3 rights (each, an “Extension Right”) to extend the term of this Lease for 60 months each (each, an “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice of its election to exercise each Extension Right at least [***] months prior, and no earlier than [***] months prior, to the expiration of the Base Term of this Lease or the expiration of any prior Extension Term.

Upon the commencement of any Extension Term, Base Rent shall be payable at the Market Rate (as defined below).  Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined.  As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) in Class A laboratory/office buildings in the Bothell area for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, views, available amenities (including, without limitation, the Common Area Amenities), parking costs, leasing commissions, allowances or concessions, if any.  Notwithstanding the foregoing, the Market Rate shall in no event be less than the Base Rent payable as of the date immediately preceding the commencement of such Extension Term increased by the Rent Adjustment Percentage multiplied by such Base Rent.

If, on or before the date which is [***] days prior to the expiration of the Base Term of this Lease or the expiration of the prior Extension Term, as applicable, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the applicable Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 39(b).  Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 39(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of this Lease for such Extension Term.

(b)Arbitration.

(i)Within [***] days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”).  If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term.  If both parties submit Extension Proposals, then Landlord and Tenant shall meet within [***] days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate and escalations.  If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within [***] days after the meeting, select an Arbitrator.  If either party fails to timely give notice of

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its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term.  The 2 Arbitrators so appointed shall, within [***] business days after their appointment, appoint a third Arbitrator.  If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon [***] days prior written notice to the other party of such intent.

(ii)The decision of the Arbitrator(s) shall be made within [***] days after the appointment of a single Arbitrator or the third Arbitrator, as applicable.  The decision of the single Arbitrator shall be final and binding upon the parties.  The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties.  Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties.  If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made.  After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant.  Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii)An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and:  (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater Seattle metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater Seattle metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c)Rights Personal.  The Extension Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease, except that it may be assigned in connection with any Permitted Assignment of this Lease.

(d)Exceptions.  Notwithstanding anything set forth above to the contrary, the Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise the Extension Rights:

(i)during any period of time that Tenant is in Default under any provision of this Lease; or

(ii)if Tenant has been in Default under any provision of this Lease [***] or more times, whether or not the Defaults are cured, during the [***] month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Defaults are cured.

(e)No Extensions.  The period of time within which the Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

(f)Termination.  The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of the applicable Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted [***] or more times during the period from the date of the exercise of the applicable Extension Right to the date of the commencement of the applicable Extension Term, whether or not such Defaults are cured.

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40.Roof Equipment.  As long as Tenant is not in default under this Lease, Tenant shall have the right at its sole cost and expense, subject to compliance with all Legal Requirements, to install, maintain, and remove on the top of the roof of the Building (based on Tenant’s proportionate share of the space available on the roof) one or more satellite dishes, communication antennae, or other equipment (all of which having a diameter and height acceptable to Landlord) for the transmission or reception of communication of signals as Tenant may from time to time desire (collectively, “the “Roof Equipment”) on the following terms and conditions:

(a)Requirements.  Tenant shall submit to Landlord (i) the plans and specifications for the installation of the Roof Equipment, (ii) copies of all required governmental and quasi-governmental permits, licenses, and authorizations that Tenant will and must obtain at its own expense, with the cooperation of Landlord, if necessary for the installation and operation of the Roof Equipment, and (iii) an insurance policy or certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance as reasonably required by Landlord for the installation and operation of the Roof Equipment.  Landlord shall not unreasonably withhold or delay its approval for the installation and operation of the Roof Equipment; provided, however, that Landlord may reasonably withhold its approval if the installation or operation of the Roof Equipment (A) may damage the structural integrity of the Building, (B) may void, terminate, or invalidate any applicable roof warranty, (C) may interfere with any service provided by Landlord or any tenant of the Building, (D) may reduce the leasable space in the Building, or (E) is not properly screened from the viewing public.

(b)No Damage to Roof.  If installation of the Roof Equipment requires Tenant to make any roof cuts or perform any other roofing work, such cuts shall only be made to the roof area of the Building located directly above the Premises and only in the manner designated in writing by Landlord; and any such installation work (including any roof cuts or other roofing work) shall be performed by Tenant, at Tenant’s sole cost and expense by a roofing contractor designated by Landlord.  If Tenant or its agents shall otherwise cause any damage to the roof during the installation, operation, and removal of the Roof Equipment such damage shall be repaired promptly at Tenant’s expense and the roof shall be restored in the same condition it was in before the damage.  Landlord shall not charge Tenant Additional Rent for the installation and use of the Roof Equipment.  If, however, Landlord’s insurance premium or Tax assessment increases as a result of the Roof Equipment, Tenant shall pay such increase as Additional Rent within [***] ([***]) days after receipt of a reasonably detailed invoice from Landlord.  Tenant shall not be entitled to any abatement or reduction in the amount of Rent payable under this Lease if for any reason Tenant is unable to use the Roof Equipment.  In no event whatsoever shall the installation, operation, maintenance, or removal of the Roof Equipment by Tenant or its agents void, terminate, or invalidate any applicable roof warranty.

(c)Protection.  The installation, operation, and removal of the Roof Equipment shall be at Tenant’s sole risk.  Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, costs, damages, liabilities and expenses (including, but not limited to, attorneys’ fees) of every kind and description that may arise out of or be connected in any way with Tenant’s installation, operation, or removal of the Roof Equipment.

(d)Removal.  At the expiration or earlier termination of this Lease or the discontinuance of the use of the Roof Equipment by Tenant, Tenant shall, at its sole cost and expense, remove the Roof Equipment from the Building.  Tenant shall leave the portion of the roof where the Roof Equipment was located in good order and repair, reasonable wear and tear excepted.  If Tenant does not so remove the Roof Equipment, Tenant hereby authorizes Landlord to remove and dispose of the Roof Equipment and charge Tenant as Additional Rent for all costs and expenses incurred by Landlord in such removal and disposal.  Tenant agrees that Landlord shall not be liable for any Roof Equipment or related property disposed of or removed by Landlord.

(e)No Interference.  The Roof Equipment shall not interfere with the proper functioning of any telecommunications equipment or devices that have been installed or will be installed by Landlord or for any other tenant or future tenant of the Building.  Tenant acknowledges that other tenant(s) may have approval rights over the installation and operation of telecommunications equipment and devices on or

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about the roof, and that Tenant’s right to install and operate the Roof Equipment is subject and subordinate to the rights of such other tenants.  Tenant agrees that any other tenant of the Building that currently has or in the future takes possession of any portion of the Building will be permitted to install such telecommunication equipment that is of a type and frequency that will not cause unreasonable interference to the Roof Equipment.

(f)Relocation.  Landlord shall have the right, at its expense and after [***] days prior notice to Tenant, to relocate the Roof Equipment to another site on the roof of the Building as long as such site reasonably meets Tenant’s sight line and interference requirements and does not unreasonably interfere with Tenant’s use and operation of the Roof Equipment.

(g)Access.  Landlord grants to Tenant the right of ingress and egress on a 24 hour 7 day per week basis to install, operate, and maintain the Roof Equipment.  Before receiving access to the roof of the Building, Tenant shall give Landlord at least [***] hours’ advance written or oral notice, except in emergency situations, in which case [***] hours’ advance oral notice shall be given by Tenant.  Landlord shall supply Tenant with the name, telephone, and pager numbers of the contact individual(s) responsible for providing access during emergencies.

(h)Appearance.  If permissible by Legal Requirements, the Roof Equipment shall be painted the same color as the Building so as to render the Roof Equipment virtually invisible from ground level.

(i)No Assignment.  The right of Tenant to use and operate the Roof Equipment shall be personal solely to Sana Biotechnology, Inc., a Delaware corporation, and (i) no other person or entity shall have any right to use or operate the Roof Equipment, and (ii) Tenant shall not assign, convey, or otherwise transfer to any person or entity any right, title, or interest in all or any portion of the Roof Equipment or the use and operation thereof, other than in connection with a Permitted Assignment.

41.Miscellaneous.

(a)Notices.  All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above.  Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b)Joint and Several Liability.  If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c)Financial Information.  Tenant shall furnish to Landlord true and complete copies of (i) upon Landlord’s written request on an annual basis, Tenant’s most recent audited annual financial statements, provided, however, that Tenant shall not be required to deliver to Landlord such annual financial statements for any particular year sooner than the date that is [***] days after the end of each of Tenant’s fiscal years during the Term, (ii) upon Landlord’s written request on a quarterly basis, Tenant’s most recent unaudited quarterly financial statements; provided, however, that Tenant shall not be required to deliver to Landlord such quarterly financial statements for any particular quarter sooner that the date that is [***] days after the end of each of Tenant’s fiscal quarters during the Term, (iii) upon Landlord’s written request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Landlord as confidential information belonging to Tenant, (iv) upon Landlord’s written request from time to time, corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) upon Landlord’s written request from time to time, any other financial information or summaries that Tenant typically provides to its lenders or shareholders.  Notwithstanding anything to the contrary contained in this Lease, Landlord’s written request for financial information pursuant to this Section 41(c) may delivered to Tenant via email.  So long as Tenant is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 41(c) shall not apply.

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(d)Recordation.  Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record.  Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

(e)Interpretation.  The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.  Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.  The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f)Not Binding Until Executed.  The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g)Limitations on Interest.  It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease.  If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h)Choice of Law.  Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i)Time.  Time is of the essence as to the performance of Tenant’s and Landlord’s obligations under this Lease.

(j)OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(k)Incorporation by Reference.  All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof.  If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l)Entire Agreement.  This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

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(m)No Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction.  Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(n)Hazardous Activities.  Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses.  In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(o)Counterparts.  This Lease may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this Lease and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

[Signatures are on the next page]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

SANA BIOTECHNOLOGY, INC.,

a Delaware corporation

By: /s/ Nathan Hardy

Its: CFO

LANDLORD:

ARE‑SEATTLE NO. 39, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member
By:	ARE-QRS CORP., a Maryland corporation, general partner

By: /s/ William Barrett
Its: Vice President

      Real Estate Legal Affairs

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LANDLORD’S ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA )

) §

County of Los Angeles )

On __June 1_________, 2022, before me, __[***]______________, a Notary Public, personally appeared ______WILLIAM BARRETT_________________ who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

_[***]_________________[SEAL]

Signature of Notary

(Affix seal here)

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TENANT’S ACKNOWLEDGMENT

STATE OF _Washington____ COUNTY OF ___ King_____	ss.

On this _1__ day of ____June___, 20_22_, before me personally appeared ____Nate Hardy__________, to me known to be the ___CFO______ of __Sana Biotechnology, Inc.____, a ___Delaware______ ___corporation_, that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

                         [***]

(Signature of Notary)

                    [***]

(Legibly Print or Stamp Name of Notary)

Notary public in and for the State of __________________,

residing at

My appointment expires [***]

[SEAL]

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EXHIBIT A TO LEASE

DESCRIPTION OF PREMISES

[***]

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EXHIBIT B TO LEASE

DESCRIPTION OF PROJECT

[***]

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EXHIBIT C TO LEASE

WORK LETTER

THIS WORK LETTER dated June 1st, 2022 (this “Work Letter”) is made and entered into by and between ARE‑SEATTLE NO. 39, LLC, a Delaware limited liability company (“Landlord”), and SANA BIOTECHNOLOGY, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease Agreement dated June 1st, 2022 (the “Lease”), by and between Landlord and Tenant.  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.General Requirements.

(a)Tenant’s Authorized Representative.  Tenant designates [***] (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter.  Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative.  Tenant may change Tenant’s Representative at any time upon not less than [***] business days advance written notice to Landlord.

(b)Landlord’s Authorized Representative.  Landlord designates [***]and [***] (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter.  Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative.  Landlord may change either Landlord’s Representative at any time upon not less than [***] business days advance written notice to Tenant.

(c)Architects, Consultants and Contractors.  Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.    Without limitation, [***] is a pre-approved general contractor and the following are pre-approved architects: [***], [***], [***], and [***].

2.Landlord’s Work and Tenant Improvements.

(a)Landlord’s Work and Tenant Improvements Defined.  As used herein, “Landlord’s Work” shall mean the work of constructing the improvements designated as “Landlord - Shell & Core” on the matrix attached to this Work Letter as Schedule 1 (the “Matrix”), which shall be performed by Landlord at Landlord’s cost, and “Tenant Improvements” shall mean (i) all improvements to the Project of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below, and (ii) the work designated on the Matrix as “Tenant-Tenant Improvement”.  The cost of the Tenant Improvements shall be paid for out of the TI Fund (as defined in Section 5(d) below).  Tenant shall have no right to make any changes to Landlord’s Work.  Other than (x) completing Landlord’s Work, at Landlord’s sole cost and expense, and (y) funding the TI Allowance, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises or the Project for Tenant’s use and occupancy.

Landlord’s Work shall be deemed to be in a “Building Shell Substantially Complete” condition when Landlord’s Work is substantially completed and in a condition such that Tenant may construct the Tenant Improvements without unreasonable interference from Landlord.

(b)Tenant’s Space Plans.  Tenant shall deliver to Landlord schematic drawings and outline specifications (the “Space Plans”).  Not more than [***] days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the Space

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Plans.  Tenant shall cause the Space Plans to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within [***] days thereafter.  Such process shall continue until Landlord has approved the Space Plans.

(c)Working Drawings.  Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plans.  Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements.  Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than [***] business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the Space Plans.  Tenant and the TI Architect shall consider all such comments in good faith and shall, within [***] business days after receipt, notify Landlord how Tenant proposes to respond to such comments.  Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof.  Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plans, Landlord shall approve the TI Construction Drawings submitted by Tenant.  Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d)Approval and Completion.  If any dispute regarding the design of the Tenant Improvements is not settled within [***] business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund, and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Shared Building Systems (in which case Landlord shall make the final decision).  Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.Performance of the Tenant Improvements.

(a)Commencement and Permitting of the Tenant Improvements.  Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord.  The cost of obtaining the TI Permit shall be payable from the TI Fund.  Landlord shall assist Tenant in obtaining the TI Permit.  Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance.  Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b)Selection of Materials, Etc.  Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Shared Building Systems.

(c)Tenant Liability.  Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d)Substantial Completion.  Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit

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subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”).  Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704.  For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required:  (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4.Changes.  Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the Space Plans, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)Tenant’s Right to Request Changes.  If Tenant shall request changes to the Tenant Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change.  Such Change Request must be signed by Tenant’s Representative.  Landlord shall review and approve or disapprove such Change Request within [***] business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b)Implementation of Changes.  If Landlord approves such Change and Tenant deposits with Landlord any Excess TI Costs (as defined in Section 5(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted.  If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.Costs.

(a)Budget For Tenant Improvements.  Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed.  The Budget shall be based upon the TI Construction Drawings approved by Landlord.  The Budget shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to $[***] for monitoring and inspecting the construction of the Tenant Improvements, which sum shall be payable from the TI Fund.

(b) TI Allowance.  Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

1.	a “Tenant Improvement Allowance” in the maximum amount of $[***] per rentable square foot in the Premises, which is included in the Base Rent set forth in the Lease; and
2.

an “Additional Tenant Improvement Allowance” in the maximum amount of $[***] per rentable square foot in the Premises, which shall, to the extent used, result in TI Rent as set forth in Section 4(b) of the Lease.

In addition to the TI Allowance, Landlord shall pay the Architect up to $[***] per rentable square foot of the Premises for the preparation of test fit drawings for the Premises.

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Tenant shall be deemed to have elected to use the Additional Tenant Improvement Allowance (or portions thereof, as applicable) as of the date that Tenant submits a draw request to Landlord pursuant to Section 5(e) below for all or any portion of the Additional Tenant Improvement Allowance, provided that Tenant may not request a draw with respect to the Additional Tenant Improvement Allowance until the Tenant Improvement Allowance has been fully disbursed.

The TI Allowance shall be disbursed in accordance with this Work Letter.  Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the last day of the month that is [***] months after the Commencement Date.

(c)Costs Includable in TI Fund.  The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plans and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, the cost of Tenant’s project managers, and the cost of Changes (collectively, “TI Costs”).  Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non- Shared Building Systems materials or equipment, including, but not be limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements; provided, however, that Tenant may elect to apply a portion of the TI Allowance toward the cost of HVAC equipment serving the Premises.

(d)Excess TI Costs.  Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance.  If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance (“Excess TI Costs”) monthly disbursements of the TI Allowance shall be made in the proportion that the remaining TI Allowance bears to the outstanding TI Costs under the Budget, and Tenant shall fund the balance of each such monthly draw.  For purposes of any litigation instituted with regard to such amounts required to be paid by Tenant, those amounts will be deemed Rent under the Lease.  The TI Allowance and Excess TI Costs are herein referred to as the “TI Fund.”  Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.

(e)Payment for TI Costs.  During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant for TI Costs once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than [***] days following receipt of such draw request.  Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord:  (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises.

(f)Tenant Improvement Progress Reports.  On or before the [***] day of each calendar month during the course of design and construction of the Tenant Improvements, Tenant shall deliver to Landlord a Tenant Improvement progress report in the form of Schedule 2 completed to provide all of the most up-to-date information regarding Tenant’s progress with respect the design and construction of the Tenant Improvements in addition to the corresponding AIA forms G702 and G703, if applicable, for all contracted costs.  Concurrently with each process report, Tenant shall also deliver to Landlord a forecast in the form of Schedule 3 completed to provide the projected remaining Warm Up/TI Costs.

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6.Miscellaneous.

(a)Consents.  Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)Modification.  No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)No Default Funding.  In no event shall Landlord have any obligation to fund any portion of the TI Allowance during any period that Tenant is in Default under the Lease.

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Schedule 1

Matrix

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Schedule 2

Tenant Improvement Progress Report

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Schedule 2

TI Cost Forecast

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EXHIBIT D TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

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Rules and Regulations3555 Monte Villa Parkway-Full Building/Sana - Page 1

EXHIBIT E TO LEASE

Rules and Regulations

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EXHIBIT F TO LEASE

TENANT’S PERSONAL PROPERTY

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